FIRST AMENDMENT TO LEASE


         THIS FIRST AMENDMENT TO LEASE (this "AMENDMENT") is made and effective as of January 1, 2004 ("EFFECTIVE DATE") by and between GLOBAL BREA, LLC, a Delaware liability company ("LANDLORD"), and ITO ACQUISITION CORPORATION, dba Systems Management Specialists, a California corporation ("TENANT").

                                    RECITALS

         A. Landlord is the owner of that certain building located at 3300 Birch Street, Brea, California (the "BUILDING"). Pursuant to that certain Lease Agreement (the "LEASE") dated as of December 19, 2002 between Birch Windell, LLC, predecessor-in-interest to Landlord, as landlord, and Tenant, as tenant, Tenant has certain rights to use and occupy approximately 68,807 square feet of space (the "PREMISES") located in the Building, as more particularly described in the Lease.

         B. All capitalized terms used herein without definition are defined as set forth in the Lease.

         D. Landlord and Tenant hereby desire by this Amendment to amend the Lease upon and subject to each of the terms, conditions, and provisions set forth herein.

         NOW, THEREFORE, in consideration of the Recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. AMENDMENT OF LEASE. The Lease is hereby modified in accordance with the following:

1.1 EXTENSION OF TERM. The parties hereto acknowledge that the Term of the Lease is due to expire on December 31, 2009 (the "EXPIRATION DATE"). Landlord and Tenant hereby agree to extend the Term of the Lease for an additional five
(5)-year period (the "EXTENDED TERM") commencing on January 1, 2010 (the "EXTENDED TERM COMMENCEMENT DATE") and expiring on December 31, 2014 (the "EXTENDED TERM EXPIRATION DATE"). From and after the Effective Date, the term "TERM" shall include the Extended Term.

1.2 ALTERATIONS. Landlord shall provide Tenant with an allowance in the amount of Four Hundred Thousand and NO/100 Dollars ($400,000.00) (the "TENANT ALLOWANCE") solely for the payment of costs associated with the alteration, addition, repair and/or improvement of the Premises (the "TENANT IMPROVEMENTS"). The Tenant Allowance shall be used only to reimburse Tenant for the costs of the design, construction, permits, consultants, fixtures, and expenses directly associated with the Tenant Improvements. In no event shall Tenant be entitled to any credit or benefit for any unused portion of the Tenant Allowance over the amount expended for completion of the Tenant Improvements, and any sums not applied to the Tenant Improvements by January 31, 2005, shall be deemed forfeited by Tenant. Any and all Tenant Improvements shall be made in accordance with the terms and conditions applicable to Alterations, as set forth in the Lease including, without limitation, Paragraph 14 and Landlord's prior written approval in accordance with Paragraph 14 of any Alterations prior to commencing construction of the same. Prior to commencing construction of the Tenant Improvements, Tenant shall (a) provide to Landlord for Landlord's written approval the name of the contractor which Tenant proposes to engage for construction of the Tenant Improvements (together with evidence of insurance, references and such other documentation as Landlord may reasonably request), and
(b) submit to Landlord for Landlord's written approval in accordance with Paragraph 14 working drawings and plans (collectively, the "WORKING PLANS") for the Tenant Improvements, which shall be compatible with the design, construction and equipment of the Building, and shall comply with all applicable governmental laws, codes or ordinances including, without limitation, the ADA. If Landlord disapproves the Working Plans, then Tenant shall correct any problem or deficiency and shall re-submit the revised Working Plans to Landlord for approval. Tenant shall allow sufficient time prior to the commencement of the Tenant Improvements for Landlord to enter the Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any of the Tenant Improvements. Landlord shall, from time to time, disburse the Tenant Allowance, or portions thereof, within twenty (20) days following (i) Landlord's receipt of a written statement and accompanying sufficiently detailed evidence showing the work has been completed along with copies of lien releases and waivers from all contractors who completed work on the Tenant Improvements, and (ii) Landlord's inspection of the Premises and verification of the completion of such work. Notwithstanding anything in the Lease to the contrary, upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove any of the Tenant Improvements constructed with the Tenant Allowance.

1.3 BASE RENT. Landlord and Tenant hereby acknowledge and agree that, effective as of January 1, 2005, Paragraph 1(f) of the Lease Agreement shall be deleted in its entirety and substituted in its place with the following:

        "1(f). MONTHLY BASIC RENT:

         (i) Commencing on January 1, 2005 and continuing on the first day of each successive one (1)-year anniversary thereafter during the Lease Term (each such date, an "ADJUSTMENT DATE"), Tenant's Monthly Basic Rent shall be increased ("RENT INCREASE") by an amount equal to the greater of (a) three percent (3%) of the Monthly Basic Rent for the calendar year immediately preceding the Adjustment Date, or (b) one hundred percent (100%) of the percentage of increase ("CPI INDEX INCREASE") shown by the Consumer Price Index ("CPI INDEX") for "All Items, All Urban Consumers (Base years 1982 - 1984 = 100)" for Los Angeles - Anaheim - Riverside, as published by the United States Department of Labor, Bureau of Labor Statistics ("BUREAU"), for the month immediately preceding the Adjustment Date as compared with the CPI Index for the same month of the immediately preceding calendar year; provided, however, in no event shall the annual Rent Increase exceed five percent (5%). By way of example, if the CPI Index Increase for the period from December 2003 to December 2004 is less than three percent (3%), then the annual Rent Increase applicable to Monthly Basic Rent for the period commencing on the January 1, 2005 Adjustment Date shall be three percent (3%). Thus, applying the foregoing example to the Lease for calendar year 2005 would result in an increase to 2004 Monthly Basic Rent (which amount is $98,049.98 per month) of three percent (3%), such that 2005 Monthly Basic Rent would be $100,991.48 per month (the product of $98,049.98 and 1.03).

         (ii) Landlord shall calculate the amount of the CPI Index Increase after the United States Department of Labor publishes the statistics on which the amount of the increase will be based. Tenant shall pay this amount, together with the Monthly Basic Rent next becoming due under this Lease and shall thereafter pay the Monthly Basic Rent due under this Lease at the increased rate, which shall constitute Monthly Basic Rent. Landlord shall give to Tenant written notice of the amount of the increase, multiplied by the number of installments of Monthly Basic Rent due under the Lease since the Adjustment Date. If the Bureau shall cease publishing the CPI Index, or publish the CPI less frequently or on a different schedule, or alter the CPI Index in some other manner (including, without limitation, changing the name of the CPI Index or the geographic area covered by the CPI Index), Landlord, in its good faith discretion shall adopt a substitute index or procedure that reflects and monitors consumer prices for the Lease year(s) at issue. In the event that the provisions of this Section 1(f) are partially or totally suspended as a result of governmental regulation, they shall be re-instituted upon termination or reinstitution of such regulation. Furthermore, upon termination or reinstitution of such regulation, Monthly Basic Rent shall be adjusted, commencing with the next regular monthly payment of rent, to the amount that it would have been had the governmental regulation not been imposed. Landlord's failure to make the required calculations promptly shall not be considered a waiver of Landlord's rights to adjust the Monthly Basic Rent based on the Rent Increase, nor shall it affect Tenant's obligations to pay the increased Monthly Basic Rent."


2. BROKERS. Tenant warrants and represents to Landlord that Tenant has had no dealings with any brokers or agents (collectively, "BROKERS") in negotiating and consummating this Amendment. Tenant shall indemnify, defend and hold Landlord free and harmless against any claim, cost, obligation, damage, liability or expense (including attorney's fees) suffered or incurred by Landlord by reason of any claim asserted by any Broker or other party claiming to represent Tenant.

3. EXECUTION AND ENFORCEMENT.

3.1 AUTHORITY. Each individual executing this Amendment on behalf of Tenant or Landlord hereby covenants and warrants that such party has full right and authority to enter into this Amendment and that the person signing on behalf of such party is authorized to do so.

3.2 LIMITATION OF LIABILITY. Notwithstanding any provision of the lease or this Amendment to the contrary, the liabilities and obligations of Landlord hereunder (and under the Lease) shall be the liabilities of Landlord only, and shall not be the liabilities or obligations of the State of California Public Employees' Retirement System, a unit of the State and Consumer Services Agency of the State of California ("CALPERS"), Global Innovation Partners, LLC, a Delaware limited liability company ("GIP"), Global Innovation Manager, LLC, a Delaware limited liability company ("GIM"), Global Innovation Contributors, LLC, a Delaware limited liability company ("GIC") any affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same. Any recourse by Tenant for any breach or default of Landlord under this Amendment (or under the Lease) or with respect to any liability or obligation related thereto shall be solely against Landlord and the assets of Landlord and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against CalPERS, GIM, GIC, any affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same.

3.3 LANDLORD'S LEASE UNDERTAKINGS. Notwithstanding anything to the contrary contained in the Lease or in any amendment (including this Amendment) thereto or any exhibits, riders or addenda thereto or hereto attached (collectively the "LEASE DOCUMENTS"), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord, CalPERS, GIP, GIM, GIC or against any of its respective directors, officers, shareholders, members, employees, agents, constituent partners, beneficiaries, trustees or representatives (collectively, the "LANDLORD PARTIES") (and the liability of Landlord to Tenant, its successors and assigns) with respect to (i) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or (ii) any matter relating to Tenant's occupancy of the Premises (collectively, "LANDLORD'S LEASE UNDERTAKINGS") shall be limited to solely an amount equal to the lesser of (x) Landlord's interest in the Project and (y) the equity interest Landlord would have in the Project if the Project were encumbered by independent secured financing equal to fifty percent (50%) of the value of the Project; (b) Tenant shall have no recourse against any other assets of Landlord or the Landlord Parties; and (c) at no time shall Landlord be responsible or liable to Tenant for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach by Landlord of Landlord's Lease Undertakings.

3.4 ENTIRE AGREEMENT. The Lease, as amended by this Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose.

3.5 REMAINDER OF LEASE TO CONTINUE IN EFFECT. Except as amended hereby, the Lease, as hereby amended, shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto; in the event of any inconsistency between said Lease, as amended, and this Amendment, the provisions of this Amendment shall prevail. It is acknowledged that no changes other than those herein specifically set forth have been made.

4. ASSIGNMENT. Notwithstanding anything in the Lease to the contrary, Tenant may assign the Lease without Landlord's consent in connection with a sale of all or substantially all of Tenant's assets to InfoCrossing, Inc., a Delaware corporation ("InfoCrossing"), or an affiliate thereof, or NaviSite, Inc., a Delaware corporation ("NaviSite"), or an affiliate thereof (in either case so long as InfoCrossing or NaviSite, as applicable, guarantees the Lease), provided that (i) this exception to Section 26 of the Lease shall terminate on July 31, 2004, and (ii) this exception to Section 26 of the Lease shall terminate if, at any time prior to such assignment, InfoCrossing or NaviSite, as applicable, becomes the subject of bankruptcy or insolvency proceedings (whether of a voluntary or involuntary nature). Notwithstanding anything to the contrary in this Amendment, (a) the conditions set forth in Section 26(c)(i) of the Lease shall apply with respect to any assignment of the Lease to InfoCrossing or NaviSite, (b) Landlord hereby waives any obligation of Tenant (or InfoCrossing or NaviSite) under Section 26(e) of the Lease with respect to any such assignment to InfoCrossing or NaviSite and (c) the rights granted to ITO Acquisition Corporation, dba Systems Management Specialists, a California corporation, in this Section 4 shall be personal to Tenant, and may not be assigned, transferred or otherwise assigned to any assignee, sublessee, successor or other transferee thereof.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.


LANDLORD:

GLOBAL BREA, LLC,
a Delaware limited liability company

By:      Global Innovation Partners, LLC,
         a Delaware limited liability company,
         Its Member

         By:      Global Innovation Manager, LLC
                  a Delaware limited liability company,
                  Its Manager

                  By:     /s/ MICHAEL F. FOUST, VICE PRESIDENT
                         Michael F. Foust, Vice President

TENANT:

ITO ACQUISITION CORP.,
a California corporation

By:      /s/ PATRICK A. DOLAN
         -----------------------------------
Name:    Patrick A. Dolan
         -----------------------------------
Its:
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